Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference of our report dated March 12, 2013 relating to our audit of the 2012 financial statements of The Private Bank of California, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Los Angeles, CA

September 13, 2013

Member of the RSM International network of independent accounting, tax and consulting firms.